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Exhibit 12

                                  AIRGAS, INC.

                         COMPUTATION OF FINANCIAL RATIOS

                          (in thousands, except ratios)

RATIO OF EARNINGS TO FIXED CHARGES                             2001        2002        2003        2004         2005
----------------------------------                          ----------  ----------  ----------  ----------   ----------
EARNINGS COMPUTATION:

Add:
Pretax income from continuing operations before
   equity earnings and minority interest..............      $   47,763  $   75,530  $  106,620  $  123,632   $  148,413

Fixed charges.........................................          77,746      68,378      69,149      66,378       83,323

Distributed income of unconsolidated Affiliate........             911         901         943         724           --
                                                            ----------  ----------  ----------  ----------   ----------

                                                            $  126,420  $  144,809  $  176,712  $  190,734   $  231,736
                                                            ==========  ==========  ==========  ==========   ==========

Subract:

Preferred dividend requirements of consolidated
affiliate.............................................              --          --          --      (1,151)      (4,626)
                                                            ----------  ----------  ----------  ----------   ----------
Earnings for purposes of computation..................      $  126,420  $  144,809  $  176,712  $  189,583   $  227,110
                                                            ==========  ==========  ==========  ==========   ==========

FIXED CHARGES COMPUTATION:

Interest expense (1)..................................      $   62,964  $   53,020  $   50,639  $   46,340   $   57,547

Estimate of the interest component of rent expense....          14,782      15,358      18,510      18,887       21,150

Preferred dividend requirements of consolidated
affiliate.............................................              --          --          --       1,151        4,626
                                                            ----------  ----------  ----------  ----------   ----------

Fixed charges for purposes of computation.............      $   77,746  $   68,378  $   69,149  $   66,378   $   83,323
                                                            ==========  ==========  ==========  ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                               1.63X       2.12X       2.56X       2.86X        2.73X

(1) includes amortization of capitalized financing costs and discount on trade receivable securitization.